Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Hexindai Inc. on Form S-8 pertaining to the Amended and Restated 2016 Equity Incentive Plan of Hexindai Inc. of our report dated July 6, 2017, except for Note 17, as to which the date is September 19, 2017, with respect to our audits of the consolidated balance sheets of Hexindai Inc. as of March 31, 2017 and 2016 and the related consolidated statements of income and comprehensive income (loss), changes in shareholders’ equity and cash flows for the years ended March 31, 2017, 2016 and 2015, which report appears in its Registration Statement (Form F-1 No. 333-220720) and related Prospectus of Hexindai Inc. filed with the Securities and Exchange Commission.

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP

Beijing China

March 27, 2018